Exhibit 99


FOR IMMEDIATE RELEASE
---------------------

                 GRAND UNION ANNOUNCES $250 MILLION REFINANCING


            WAYNE, NJ, Aug. 29, 1997 - The Grand Union Company, a large Northeastern retail food chain, today announced completion of a restated credit agreement with its existing and certain new institutional lenders to provide for a $250 million secured credit facility. Terms of the financing package were not announced.

            With the new financing agreement in place, Jeffrey P. Freimark, Executive Vice President and Chief Financial and Administrative Officer, said that Grand Union would make its September 2 interest payment on its 12% Senior Notes, due 2004, as planned, and is no longer in technical default of its credit agreement.

            Mr. Freimark added that "The new financing agreement gives us the necessary financial flexibility to properly manage all financial aspects of our Company."

            J. Wayne Harris, newly-elected Chairman of the Board and Chief Executive Officer, said "The Company can now focus all of its efforts on building the vitality of its sales, cash flow and resulting profits."

            Mr. Harris added, "This also allows the Company to fully utilize the skills of all of its store and staff associates to provide its customers with a satisfying shopping experience."

            The financing package was developed in conjunction with Donaldson, Lufkin & Jenrette Securities Corp., which acted as financial advisor to the Company.



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            The Company said it would release its first quarter financial results on or before September 2, by which date it plans to file its first quarter 10-Q for the 16-week period ended July 19, 1997, with the Securities and Exchange Commission.

            Grand Union currently operates 224 retail food stores in six Northeastern states.

            The matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, please see the Company's most recent Form 10-K dated March 29, 1997, as filed with the Securities and Exchange Commission.





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